Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 21, 2025, relating to the financial statements of ASGN Incorporated and the effectiveness of ASGN Incorporated's internal control over financial reporting, appearing in the Annual Report on Form 10-K of ASGN Incorporated for the year ended December 31, 2024.
/s/ DELOITTE & TOUCHE LLP
Richmond, Virginia
June 16, 2025